Exhibit 99.1

Heritage Insurance Holdings, Inc. Reports Financial Results for Third Quarter of 2017

Clearwater, Fla., November 1, 2017- Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for the fiscal quarter ended September 30, 2017.

Third Quarter Highlights

•	Gross premiums written of $154.4 million compared to $147.2 million for Q3 2016

•	Operating income of $1.4 million

•	Book value per share of $12.84

•	Stockholders’ equity of $301.6 million

•	Announced entry into a definitive agreement to acquire NBIC Holdings, Inc. (“NBIC”), the parent of Narragansett Bay Insurance Company, a company with over $300 million of premiums in force

•	Issued $136.8 million of convertible senior notes

•	Repurchased a total of 4,656,245 shares for a total of $53 million in Q3 2017

•	Hurricane Irma gross losses estimated at $388 million, Company retention of $20 million before tax

•	Acquired approximately $30 million of premiums in force from Sawgrass Mutual Insurance Company (“Sawgrass”)

Bruce Lucas, the Company’s Chairman and CEO, said, “First, on behalf of the entire Heritage family we wish a swift and complete recovery to all of those impacted by the 2017 hurricanes. I am extremely happy to report positive operating income for the quarter. Our results are exceptional considering the magnitude of industry losses amongst our peer group. We have a unique approach to the market that combines our claims department with our wholly-owned Contractors Alliance Network. This network responded to over 7,000 Irma claims and is a great example of how to better service our customers while reducing losses. We also made a tactical decision to reduce our catastrophe retention to $20 million on a pre-tax basis, which was a key driver of our strong performance in the quarter. During the quarter, we acquired approximately $30 million of premium from Sawgrass Mutual Insurance Company, at no cost to the Company, which we believe will be accretive to our operating income and reinsurance portfolio. Finally, we repurchased over 4.6 million shares of common stock during the quarter at an average price of $11.38. We believe this large repurchase below book value will help to drive enhanced shareholder returns for the foreseeable future.”

Mr. Lucas continued, “Beyond the quarter, we believe our future prospects are encouraging. Heritage announced that we entered into a definitive agreement relating to the acquisition of NBIC, which is currently pending regulatory approval and is expected to close in the fourth quarter. Once the acquisition closes, we expect our consolidated gross premiums written will be rapidly approaching $1 billion by the end of 2018. Not only do we expect the acquisition to significantly increase operating income, it will give Heritage better geographic diversification compared to our Florida peers. Finally, we had the foresight to buy approximately $700 million of three-year catastrophe bonds with fixed pricing.    If reinsurance prices increase in 2018, Heritage will be less impacted than our peer companies that buy traditional single-year reinsurance programs. We believe that potentially lower reinsurance costs will create a competitive advantage for the Company.”

Results of Operations

The following table summarizes our results of operations for the three and nine months ended September 30, 2017 and 2016 (in thousands, except percentages and per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	2016	Change		2017	2016	Change
Revenue
Gross premiums written	$154,355	$147,232	5%		$455,845	$471,793	(3)%
Gross premiums earned	$153,063	$164,696	(7)%		$460,025	$480,276	(4)%
Ceded premiums	$(57,855)	$(63,141)	(8)%		$(182,189)	$(163,461)	11%
Net premiums earned	$95,208	$101,555	(6)%		$277,836	$316,815	(12)%
Total revenue	$101,774	$109,306	(7)%		$298,005	$336,151	(11)%
Operating income	$1,413	$18,612	(92)%		$26,365	$60,408	(56)%
(Loss)/income before taxes	$(9,221)	$18,612	(150)%		$11,319	$60,408	(81)%
Net (loss)/income	$(8,696)	$10,930	(180)%		$3,929	$36,720	(89)%
Per Share Data:
Book value per share	$12.84	$13.00	(1)%		$12.84	$13.00	(1)%
(Deficit)/earnings per diluted share	$(0.34)	$0.37	(192)%		$0.14	$1.23	(89)%
Return on average equity - Net Income	(10.4)%	11.7%	(22.1	)pts	1.6%	13.3%	(11.7	)pts
Ratios to gross premiums earned:
Ceded premium ratio	37.8%	38.4%	(0.6	)pts	39.6%	34.0%	5.6	pts
Loss ratio	41.8%	32.7%	9.1	pts	34.1%	35.3%	(1.2	)pts
Operating expense ratio	23.8%	22.3%	1.5	pts	25.0%	22.1%	2.9	pts
Combined ratio	103.4%	93.4%	10.0	pts	98.7%	91.4%	7.3	pts
Ratios to net premiums earned:
Loss ratio	67.3%	53.1%	14.2	pts	56.4%	53.6%	2.8	pts
Operating expense ratio	38.2%	36.2%	2.0	pts	41.4%	33.4%	8.0	pts
Combined ratio	105.5%	89.3%	16.2	pts	97.8%	87.0%	10.8	pts

Quarterly Financial Results

Operating income was $1.4 million for the third quarter of 2017 compared to $18.6 million for the third quarter of 2016. The decrease is primarily a result of losses due to Hurricane Irma, for which the Company’s pre-tax retention was $20 million.

The Company recorded a net loss of $8.7 million for the third quarter of 2017, compared to net income of $10.9 million for the same period in 2016. The variance relates to retained losses from Hurricane Irma and non-operating items totaling $10.6 million, gross of tax. Non-operating items include a $6.9 million non-cash charge for the change in valuation of the convertible option feature related to our recent issuance of $136.8 million of convertible senior notes, which is not tax deductible, and interest expense of $3.1 million. The conversion of all of our outstanding convertible senior notes into common stock would result in the issuance of more than 20% of the Company’s voting power and shares of common stock outstanding prior to such issuance, which requires stockholder approval under the rules of the New York Stock Exchange. Therefore, the convertible senior notes are convertible only into cash until stockholder approval is obtained. The inability to settle the convertible senior notes in common stock at this time results in the conversion option that is part of the convertible senior notes being recorded at fair value as a derivative liability at issuance and at the end of the quarter. Once stockholder approval is obtained, Heritage will reclassify the value of the conversion option liability as a component of equity, thereby limiting the volatility of an adverse impact to earnings. A Special Meeting of Stockholders as been scheduled for December 1, 2017, at which stockholders will be asked to approve the issuance of common stock upon the conversion of the convertible senior notes.

Gross premiums earned were $153.1 million for the third quarter of 2017 compared to $164.7 million for the third quarter of 2016. This decrease was driven by selective underwriting and exposure management aimed at improving underwriting results. For example, the Company has not participated in the assumption of Citizens policies since the second quarter of 2016 and has discontinued writing new personal lines business in the Tri-County area. Additionally, because the Sawgrass transaction occurred on September 1, only $2.6 million of the associated premiums were earned in the third quarter.

Ceded premiums as a percentage of gross premiums earned were 37.8% for the third quarter of 2017 compared to 38.4% for the third quarter of 2016. A decrease in ceded premium as a percentage of gross written premium was realized despite reducing the Company’s retention from $40 million to $20 million at our June 1, 2017 reinsurance renewal.

The loss ratio as measured against gross premiums earned was 41.8% and 32.7% for the third quarters of 2017 and 2016, respectively. The increase in the loss ratio was primarily due to retained losses associated with Hurricane Irma.

The Company’s operating expense ratio on a gross basis was 23.8% for the third quarter of 2017 compared to 22.3% for the third quarter of 2016. The increase was due to $1.1 million of transaction costs associated with Heritage’s pending acquisition of NBIC.

Heritage’s combined ratio on a gross basis was 103.4% for the third quarter of 2017 compared to 93.4% for the third quarter of 2016. The combined ratio increased primarily due to the retained losses from Hurricane Irma.

Book Value Analysis

The Company’s stockholders’ equity decreased from $358.0 million at December 31, 2016 to $301.7 million at September 30, 2017. The table below highlights the primary reasons for the changes in the fourth quarter of 2016 and the nine months ended September 30, 2017.

Over the twelve month period ended September 30, 2017, the Company repurchased $66.6 million of common stock and paid out $8.6 million of dividends.

The fair value of the conversion option liability will be added back to stockholders’ equity if stockholder approval is received at the special meeting scheduled for December 1, 2017, as discussed above. At September 30, 2017, the value of the conversion option liability was $23.7 million.

$8.5 million of interest expense and amortization of debt issuance costs were incurred in the twelve months ended September 30, 2017 as the Company raised capital in the form of $79.6 million of senior notes and $136.8 million of convertible notes to finance the acquisition of NBIC, which is expected to close in the fourth quarter of 2017.

Operating income, offset by the provision for income taxes, increased stockholders’ equity by $16.5 million over the twelve month period ended September 30, 2017. Operating income, before taxes, was adversely impacted by approximately $25 million from Hurricane Matthew, which occurred in the fourth quarter of 2016 and the $20 million retention from Hurricane Irma in 2017.

The stockholders’ equity roll forward for the three months ended December 31, 2016 and the nine months ended September 30, 2017 is as follows:

	9 Mo. Change	3 Mo. Change
	30-Sep-17	31-Dec-16
	(In thousands)
Beginning Balance	$357,959	$377,244
Stock buy-back	(61,624)	(5,000)
Stock-based compensation	3,611	1,204
Shares tendered for income tax withholding	—	(977)
Excess tax expense on stock-based compensation	—	(739)
Dividends declared on common stock	(6,790)	(1,784)
Net unrealized change in investments, net of tax	4,596	(9,134)
Operating Income	26,365	(3,643)
Interest Expense	(7,010)	(321)
Amortization of debt issuance costs	(1,153)	(41)
Change in valuation of convertible note option	(6,883)	—
Provision for Income Taxes	(7,390)	1,150

Ending Balance	$301,681	$357,959

Book value per share increased by 3.5% from $12.41 at December 31, 2016 to $12.84 at September 30, 2017. The increase in the Company’s book value reflects the repurchase of 5,340,267 shares of common stock for $61.6 million in the first nine months of 2017.

	As of
Book Value Per Share	30-Sep-17	31-Dec-16	30-Sep-16
Numerator:
Common stockholders’ equity	$301,681	$357,959	$377,244

Denominator:
Total shares outstanding	23,500,174	28,840,443	29,016,744

Book value per common share	$12.84	$12.41	$13.00

Conference Call Details:

Thursday, November 2, 2017 – 8:30 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

Consolidated Statements of Income and Other Comprehensive Income

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUE:
Gross premiums written	$154,355	$147,232	$455,845	$471,793
Change in gross unearned premiums	(1,292)	17,464	4,180	8,483

Gross premiums earned	153,063	164,696	460,025	480,276
Ceded premiums	(57,855)	(63,141)	(182,189)	(163,461)

Net premiums earned	95,208	101,555	277,836	316,815
Net investment income	2,735	2,326	8,210	6,586
Net realized gains	365	1,119	1,011	1,762
Other revenue	3,466	4,306	10,948	10,988

Total revenue	101,774	109,306	298,005	336,151
OPERATING EXPENSES:
Losses and loss adjustment expenses	64,035	53,906	156,728	169,663
Policy acquisition costs	20,906	22,597	66,086	61,478
General and administrative expenses	15,420	14,191	48,826	44,602

Total operating expenses	100,361	90,694	271,640	275,743

Operating income	1,413	18,612	26,365	60,408
Interest expense, net	3,076	—	7,010	—
Amortization of debt issuance costs	675	—	1,153	—
Other non-operating expense, net	6,883	—	6,883	—

(Loss) income before income taxes	(9,221)	18,612	11,319	60,408

(Benefit) Provision for income taxes	(525)	7,682	7,390	23,688

Net (loss) income	(8,696)	10,930	3,929	36,720

OTHER COMPREHENSIVE INCOME:
Change in net unrealized (losses) gains on investments	593	(1,237)	8,473	11,773
Reclassification adjustment for net realized investment gains	(365)	(1,119)	(1,011)	(1,762)
Income tax benefit related to items of other comprehensive income	(81)	908	(2,866)	(3,862)

Total comprehensive (loss) income	$(8,549)	$9,482	$8,525	$42,869

Weighted average shares outstanding
Basic	25,883,267	29,213,222	27,647,146	29,742,984

Diluted	25,883,267	29,213,222	27,647,146	29,786,156

(Deficit) earnings per share
Basic	$(0.34)	$0.37	$0.14	$1.23
Diluted	$(0.34)	$0.37	$0.14	$1.23

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Fixed maturity securities, available for sale, at fair value (amortized cost of $492,794 and $576,911 in 2017 and 2016, respectively)	$494,484	$571,011
Equity securities, available for sale, at fair value (cost of $27,728 and $34,190 in 2017 and 2016, respectively)	25,396	31,971

Total investments	519,880	602,982
Cash, cash equivalents	352,321	105,817
Restricted cash	19,853	20,910
Accrued investment income	4,635	4,764
Premiums receivable, net	35,326	42,720
Reinsurance recoverable	370,751	—
Prepaid reinsurance premiums	153,955	106,609
Income taxes receivable	1,649	10,713
Deferred policy acquisition costs, net	41,888	42,779
Property and equipment, net	16,198	17,179
Intangibles, net	22,967	26,542
Goodwill	46,454	46,454
Other assets	13,107	5,775

Total Assets	$1,598,984	$1,033,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$489,580	$140,137
Unearned premiums	313,843	318,024
Reinsurance payable	158,122	96,667
Long-term debt	188,634	72,905
Deferred income taxes	4,493	3,003
Funds held by company under reinsurance treaties	61,732	—
Advance premiums	20,397	18,565
Accrued compensation	6,955	4,303
Accrued interest payable and other liabilities	53,547	21,681

Total Liabilities	$1,297,303	$675,285

Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 24,400,176 shares issued and 23,500,174 outstanding at September 30, 2017 and 29,740,441 shares issued and 28,840,443 outstanding at December 31, 2016	2	3
Additional paid-in capital	209,338	205,727
Accumulated other comprehensive income (loss)	(422)	(5,018)
Treasury stock, at cost, 7,099,597 shares at September 30, 2017 and 1,759,330 shares at December 31, 2016	(87,185)	(25,562)
Retained earnings	179,948	182,809

Total Stockholders’ Equity	301,681	357,959

Total Liabilities and Stockholders’ Equity	$1,598,984	$1,033,244

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiaries, Heritage Property & Casualty Insurance Company and Zephyr Insurance Company, write personal and commercial residential premium through a large network of experienced agents in Florida, Hawaii, North Carolina, South Carolina, Georgia and Alabama. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 30 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. Forward-looking statements, including, without limitation, statements about the proposed NBIC acquisition by Heritage and the receipt of stockholder approval relating to the issuance of common stock upon conversion of our convertible senior notes, relate to Heritage’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 15, 2017. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Heritage Insurance Holdings Inc.

Investor Contact:

Joseph Peiso, Investor Relations Director

727-362-7261

jpeiso@heritagepci.com